Exhibit 99.2

700 LOUISIANA STREET	FAX: 713 225-6475
SUITE 4300	TELEPHONE: 713 570-3200
HOUSTON, TEXAS 77002
PRESS RELEASE
Pioneer Prices $100 Million
2.75% Convertible Senior Subordinated Notes Due 2027
     Houston, Texas (March 20, 2007) — Pioneer Companies, Inc. (NASDAQ: PONR) today announced the pricing of $100,000,000 aggregate principal amount of 2.75% Convertible Senior Subordinated Notes due 2027. The notes are being sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Pioneer has also granted the initial purchasers a 13-day option to purchase up to an additional $20,000,000 aggregate principal amount of the notes.
     The notes will pay interest semiannually at a rate of 2.75% per annum. Prior to January 1, 2014, the notes will be convertible, only upon specified events, into cash up to the principal amount of the notes and, with respect to any excess conversion value, into cash, shares of Pioneer common stock or a combination of cash and common stock, at Pioneer’s option, at an initial conversion price of approximately $35.31 per share (or an initial conversion rate of 28.3222 shares per $1,000 principle amount of notes). On and after January 1, 2014, and prior to maturity, the notes will be convertible into cash, and in certain circumstances with respect to any excess conversion value, into cash, shares of Pioneer common stock or a combination of cash and common stock, at Pioneer’s option. The initial conversion price represents a 30% conversion premium based on the last reported sale price of $27.16 per share on March 20, 2007.
     Pioneer estimates that the net proceeds from this offering will be approximately $96.3 million (or approximately $115.7 million if the initial purchasers’ purchase option is exercised in full) after deducting the initial purchasers’ discounts and commissions and estimated offering expenses.

     Pioneer expects to use the net proceeds from the offering to (i) redeem the $75 million outstanding principal balance of its 10% Senior Secured Notes due 2008 and (ii) assist in financing the capital costs for the previously announced conversion and expansion of its St. Gabriel, Louisiana plant. Any remaining net proceeds, including those from the exercise of the initial purchasers’ option to purchase additional shares, will be used for general corporate purposes.
     This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The notes and the shares of Pioneer common stock issuable upon conversion of the notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
     Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants and several downstream manufacturing facilities in North America. Pioneer’s common stock trades on the NASDAQ Global Market under the symbol “PONR.”
     Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts and include, but are not limited to, statements relating to the offering of convertible senior subordinated notes, statements relating to the St. Gabriel plant, and the risk factors and uncertainties described in Pioneer’s filings with the Securities and Exchange Commission, including Pioneer’s most recent Form 10-K/A. Actual outcomes may vary materially from those indicated by the forward-looking statements.

Contact:	Gary Pittman
(713) 570-3200